                                                                          (d)(9)

                          INVESTMENT ADVISORY AGREEMENT

       This Investment Advisory Agreement is made as of the __________ day of _______________, 1999 by and between VANTAGEPOINT INVESTMENT ADVISERS, LLC, a Delaware limited liability company (hereafter "Client"), and FIDELITY MANAGEMENT TRUST COMPANY at 82 Devonshire Street, Boston, Massachusetts 02109 (hereafter "Adviser") and is effective as of March 1, 1999 (the "Effective Date").

       WHEREAS, the Vantagepoint Funds (the "Funds") is a Delaware Business Trust registered as an open-end management investment company under the Investment Company Act of 1940;

       WHEREAS, Client is party to an Investment Adviser Agreement with the Funds for management of the investment operations of the Funds including the establishment and operation of investment portfolios for the Funds and the entering into of contracts with sub-advisers to assist in managing the investment of the Funds property;

       WHEREAS, Client and Adviser wish to enter into an agreement pursuant to which Adviser will provide such assistance to Client.

       AGREEMENTS:

       In consideration of the performance by the Adviser as Investment Adviser of certain assets held by the Funds, the Client has authorized the Adviser to manage the securities and other assets as follows:

1.     ACCOUNT

       The account with respect to which the Adviser shall perform its services shall consist of those assets of the Funds which the Client determines to assign to an account with the Adviser, together with all income earned by those assets and all realized and unrealized capital appreciation related to those assets (the Small Company Growth Account, hereafter "Account"). From time to time, the Client may, upon notice to the Adviser, make additions to the Account and may, upon notice to the Adviser, make withdrawals from the Account.

2.     APPOINTMENT STATUS, POWERS OF ADVISER

       (a) Purchase and Sale. Client hereby appoints Adviser to manage the Account on the terms and conditions set forth in this Agreement. Subject to the restrictions set forth in this Agreement, and acting always in conformity with the Investment Policies provided in Paragraph 4, Adviser shall supervise and direct investment of the Account. Client hereby grants the Adviser complete, unlimited and unrestricted discretion and authority to select portfolio securities with respect to the Account including the power to acquire (by purchase, exchange, subscription or otherwise), to hold and dispose (by sale, exchange or otherwise). The Adviser will consult with Client, upon the request of the Client, concerning any transactions it makes with respect to the investment of the Account.

       (b) Limitation on Authority. Except as expressly authorized herein or hereafter from time to time, Adviser shall for all purposes be deemed an independent contractor and shall have no authority to act for or to represent the Client or the Funds in any way or otherwise to be an agent of the Client or the Funds.

       (c) Voting. Unless otherwise instructed by Client, Adviser shall have discretion to take any action or render any advice with respect to the voting of shares or the execution of proxies solicited from time to time by, or with respect to, the issuers of securities held in the Account. Adviser will report annually to Client regarding such voting.

       (d) Key Personnel. Adviser agrees that the following key personnel have primary responsibility with respect to the investment management of the Account. If the(se) individual(s) is unable to devote sufficient time to maintain primary responsibility of the Account, the Adviser must give Client written advance notice, or prompt notice within three (3) business days, of the name of the person designated by the Adviser to replace or supplement the individual(s). In addition, the Adviser will give Client prompt written notice of the replacement of any employee of the Adviser who has direct supervisory responsibility for the key personnel or who has responsibility for setting investment policy.

       Key Personnel:

                              Kennedy P. Richardson

3.     ACCEPTANCE OF APPOINTMENT

       Adviser accepts the appointment as an investment adviser and agrees to use its best efforts and professional judgment to make timely investment transactions for the Client with respect to the investments of the Account, and to provide the other services required of the Adviser under the provisions of this Agreement.

4.     INVESTMENT POLICIES

       (a) Investment Objectives. The Adviser will adhere to the investment objectives, guidelines, restrictions, and liquidity requirements of the Funds as specified by the Client on SCHEDULE A hereto, and as restated or modified from time to time by the Client in written notice to the Adviser.

       (b) Funds' Agreement and Declaration of Trust. The Adviser will adhere to all specific provisions established in the Funds' Agreement and Declaration of Trust and Registration Statement as filed with the Securities and Exchange Commission on Form N-1A ("Registration Statement), both of which are hereby incorporated by reference and made a part of this Agreement. The Client shall give written notice to the Adviser of any amendments to the Agreement and Declaration of Trust or Registration Statement, which amendments, upon their receipt by the Adviser, shall be binding on the Adviser.

       (c) Investment Adviser Guidelines. The Adviser shall act in accordance with the specific statement of Investment Adviser Guidelines, SCHEDULE B, as restated or modified from time to time by the Client in written notice to the Adviser. The Client retains the right, on written notice to the Adviser, to modify any such objectives, guidelines, restrictions, and liquidity requirements in any manner at any time. It is understood that Adviser will be permitted a reasonable period of time to conform the Account to the modifications.

       (d) Conflict in Policies. If a conflict in policies or guidelines referenced herein occurs, the Registration Statement shall govern for purposes of this Agreement.

5.     CUSTODY, DELIVERY, RECEIPT OF SECURITIES

       (a) Custody Responsibilities. The Client shall designate one or more custodians to hold the Account. The Custodian, as designated by the Client will be responsible for the custody, receipt and delivery of securities and other assets of the Funds (including the Account), and the Adviser shall have no authority, responsibility or obligation with respect to the custody, receipt or delivery of securities or other assets of the Funds (including the Account). In the event that any cash or securities of the Funds are delivered to the Adviser, it will promptly deliver the same over to the Custodian, in the name of the Funds.

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       (b) Securities Transactions. All securities transactions for the Account will be consummated by payment to or delivery by the Funds of cash or securities due to or from the Account. The Adviser will notify the Custodian of all orders to brokers for the Account by 9:00 am EST on the day following the trade date and will affirm the trade within one (1) business day after the trade date (T+1).

6.     RECORD KEEPING AND REPORTING

       (a) Records. Adviser will maintain proper and complete records relating to the furnishing of services under this Agreement, including records with respect to the acquisition, holding and disposition of securities for Client. All records maintained pursuant to this Agreement shall be subject to examination by Client and by persons authorized by it at all times upon reasonable notice. Except as expressly authorized in this Agreement or as required by applicable law, regulation or order of court or as directed by other party in writing, Adviser and Client shall keep confidential the records and other information obtained by reason of this Agreement (including, with respect to Client, the investment information and transactions executed by Adviser). Upon termination of this Agreement, Adviser shall promptly, upon demand, return to Client all records Client reasonably believes are necessary in order to discharge its responsibilities to the Funds. Adviser shall be entitled to retain originals or copies of records pursuant to the requirements of applicable laws or regulations.

       (b) Quarterly Valuation Reports. Adviser shall use best efforts to provide to the Client within TEN (10) business days after the end of each calendar quarter a statement of the fair market value of the Account as of the close of such quarter together with an itemized list of the assets in the Account.

       (c) Valuation Methodology. For purposes of this Agreement, fair market value shall mean, as of a particular date, the value of the Account (determined in accordance with generally accepted accounting principles consistently applied), plus income accrued thereon less the liabilities related to the assets in the Account. Adviser shall reconcile security and cash positions , and market values, and report discrepancies to the Client.

       (d) Loss Reimbursement. Adviser shall reimburse the Account for any loss directly caused by Adviser's breach of the standard of care set forth in Section 12 that causes delay in the accurate daily pricing of the Fund, with the understanding that Adviser will not be responsible for the actions of other service providers on the Account, including broker-dealers, nor is Adviser responsible for the daily pricing of the Fund.

       (e) Monthly Reports. Adviser shall provide the Client an itemized report as to the securities in the account, the fair market value thereof and the accrued income thereon within FOUR (4) business days after the end of each Calendar Month. The Adviser shall also use best efforts to provide, in writing, preliminary performance numbers and a brief explanation of these results within FIVE (5) business days after the end of each Calendar Month. The requested format will be as mutually agreed by Adviser and Client. For purposes of this Agreement, fair market value shall mean, as of a particular date, the value of the Account plus income accrued thereon less the liabilities related to the assets in the Account.

       (f) Reports on Request. Adviser shall provide to Client promptly upon request any information available in the records maintained by Adviser relating to the Account.

7.     PURCHASE AND SALE OF SECURITIES

       (a) Selection of Brokers. Except to the extent otherwise instructed by Client, (it being understood that Client may, in its absolute discretion, direct portfolio transactions for which Adviser is responsible to any broker that Client may see fit), Adviser shall place all orders for the purchase and sale of securities on behalf of the Client with brokers or dealers selected by Adviser, but not with a person affiliated

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

with Adviser, as the term "affiliated person" is defined in the Investment Company Act of 1940 (hereafter an "Affiliate"). Client shall provide Adviser with a list of affiliated broker-dealers from time to time.

       (b) Best Execution. In placing such orders, the Adviser will give primary consideration to obtaining the most favorable price and efficient execution. In evaluating the terms available for executing particular transactions for Client and in selecting brokers and dealers to execute such transactions, the Adviser may consider, in addition to commission cost and execution capabilities, the financial stability and reputation of brokers and dealers and the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended) provided by brokers and dealers. Adviser is authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing a transaction which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if Adviser determines that such commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer in discharging responsibilities with respect to the Account.

       (c) Bunching Orders. Client agrees that Adviser may aggregate sales and purchase orders of Account with similar orders being made simultaneously for other accounts managed by Adviser, if in Adviser's reasonable judgment such aggregation shall result in an overall economic benefit to the Account taking into consideration the advantageous selling or purchase price, brokerage commission and other expenses. Client acknowledges that the determination of such economic benefit to Client by Adviser represents Adviser's evaluation that client is benefited by relatively better purchase or sales prices, lower commission expenses and beneficial timing of transactions or a combination of these and other factors.

8.     INVESTMENT FEES

       (a) Fee Schedule. The compensation of the Adviser for its services under this Agreement shall be calculated and paid by the Client from the assets of the Account in accordance with SCHEDULE C hereto. The Adviser shall send a written invoice to the Client within 30 days of the quarter end and shall be duly compensated from the assets of the Account.

       (b) Fee Computation. The Adviser's fee for each calendar quarter shall be calculated as set forth in Schedule C.

       (c) Fee Amendment. Fee rates may be changed from time to time by agreement between the Client and the Adviser; provided, however, that no increase in such rates shall be made during the first calendar year of this Agreement.

       (d) Pro Rata Fee. If the Adviser should serve for less than the whole of any calendar quarter, its compensation shall be determined as provided above on the basis of the ending market value of the Account in the month in which the termination occurs and shall be payable on a pro rata basis for the period of the calendar quarter for which it has served as Adviser hereunder.

9.     BEST EFFORTS; NON-EXCLUSIVITY OF SERVICES

       The Adviser shall devote its best efforts and such time as it deems necessary to provide prompt and expert service to the Client. The services of Adviser to be provided to Client hereunder are not to be deemed exclusive and Adviser shall be free to provide similar services for its own account and the accounts of other persons and to receive compensation for such services. Client acknowledges that Adviser and its members, Affiliates and employees, and Adviser's other clients may at any time, have, acquire, increase, decrease, or dispose of positions in the same investments which are at the same time being held, acquired for or disposed of under this Agreement for the Client. Adviser shall have no obligation to acquire or dispose of a position in any investment pursuant to this Agreement simply because Adviser, its directors, members, Affiliates or employees invest in such a position for its or their own accounts or for the account of another client.

10.    INSIDER TRADING POLICIES AND CODE OF ETHICS

       Adviser hereby represents that it has adopted policies that meet the requirements of Rule 17j-1 under the Investment Company Act of 1940. Copies of such policies shall be delivered to the Client, and any material violation of such policies with respect to the Account by personnel of the Adviser shall be reported to the Client.

11.    INSURANCE

       At all times during the term of this Agreement, Adviser shall maintain, at its own cost and expense, professional liability insurance for errors, omissions, and negligent acts, in an amount and with such terms as are standard in the financial services industry for an investment adviser managing the amount of aggregate assets managed by Adviser for Client and for the Adviser's other clients.

12.    LIABILITY

       Adviser shall not be liable to Client for honest mistakes of judgment or for action or inaction taken in good faith for a purpose that the Adviser reasonably believes to be in the best interests of the Client. Adviser shall be liable to Client for any liability, and the direct damages or expenses of Client arising out of the gross negligence, willful misconduct or bad faith by Adviser or any of its officers, employees or Affiliates in providing management under this Agreement. However, neither this provision nor any other provision of this Agreement shall constitute a waiver or limitation of any rights which Client may have under federal or state securities laws.

13.    TERM

       This Agreement shall be in effect for an initial term of two years beginning on the Effective Date. This Agreement may be renewed thereafter for successive one-year periods if such renewal is approved annually by the majority of those members of the Funds' Board of Directors who are not "interested persons" as that term is defined in the Investment Company Act of 1940.

14.    TERMINATION

       This Agreement may be terminated by either party hereto, without the payment of any penalty, immediately upon notice to the other in the event of a breach of any provision thereof by the party so notified, or otherwise by Adviser upon sixty (60) days' written notice to the Client or by Client upon 30 days' written notice to Adviser, except that this Agreement shall automatically terminate in the event of its assignment, as provided in Paragraph 19, at the discretion of the Client in the event of Adviser's ownership change as provided in Paragraph 19, or upon the termination of the Funds. Any termination in accordance with the terms of this Agreement shall not cause the payment of any penalty. Any such termination shall not affect the status, obligations or liabilities of any party hereto to the other.

15.    REPRESENTATIONS

       (a) Adviser represents that it is a bank as defined in the Investment Advisers Act of 1940 and that it has full power and authority to enter into this Agreement.

       (b) Client hereby confirms to Adviser that it has full power and authority to enter into this Agreement and that the execution of this Agreement on behalf of Client has been fully authorized and, upon execution and delivery, this Agreement will be binding upon Client in accordance with its terms.

16.    NOTICES

       Notices or other notifications given or sent under or pursuant to this Agreement shall be in writing and be deemed to have been given or sent if delivered to the party at its address listed below in person or by telex or telecopy receipt of which is confirmed or by mail or by registered mail, return receipt requested. The addresses of the parties are:

                                  CLIENT:
                                  Vantagepoint Investment Advisers, LLC
                                  Attention:       Legal Department
                                  c/o ICMA Retirement Corporation
                                  777 North Capitol Street, NE, Ste. 600
                                  Washington, D.C. 20002-4240

                                  ADVISER:
                                  Fidelity Management Trust Company
                                  82 Devonshire Street
                                  Boston, Massachusetts 02109
                                  Attn:  Reuel Stanley

       Each party may change its address by giving notice as herein required.

17.    SOLE INSTRUMENT

       This instrument constitutes the sole and only agreement of the parties to it relating to its object and correctly sets forth the rights, duties, and obligations of each party to the other as of its date. Any prior agreements, promises, negotiations or representations not expressly set forth in this Agreement are of no force or effect.

18.    WAIVER OR MODIFICATION

       No waiver or modification of this Agreement shall be effective unless reduced to a written document signed by the party to be charged. No failure to exercise and no delay in exercising, on the part of any party hereto, of any right, remedy, power or privilege hereunder, shall operate as a waiver thereof. Only the Chief Executive Officer, has authority on behalf of Client to modify or waive any of the provisions of the Agreement.

19.    ASSIGNMENT AND OWNERSHIP CHANGE

       This Agreement shall automatically terminate in the event of its assignment. Adviser agrees to provide immediate written notice in the event of an ownership change. Such an ownership change will entitle, but not require, the Client to terminate the Agreement immediately or upon notice.

20.    COUNTERPARTS

       This Agreement may be executed in counterparts each of which shall be deemed to be an original and all of which, taken together, shall be deemed to constitute one and the same instrument.

21.    CHOICE OF LAW

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       This Agreement shall be governed by, and the rights of the parties arising hereunder construed in accordance with, the laws of the State of Delaware without reference to principles of conflict of laws.

22.    YEAR 2000 WARRANTY

       Adviser currently has an initiative in place to achieve seamless processing for systems and applications and uninterrupted service to customers. Adviser agrees, upon request, to send Client copies of its Year 2000 bulletins, notices or similar communications which Adviser distributes in the ordinary course of business on an ongoing basis. Adviser is currently following and will continue to follow reasonable and industry appropriate procedures and processes to achieve Year 2000 capability in that (i) the year fields in all software components of Adviser-owned systems and applications will be designed in such a way that services furnished under this Agreement can distinguish between the year 2000 AD and the year 1900 AD, and (ii) all time-and-date related codes and internal programs involved in the furnishing of services under this Agreement will continue to operate beyond December 31, 1999 with at least the same functionality as would otherwise be provided in the absence of such date change.

23.    CONFIDENTIAL INFORMATION

       Any information or recommendations supplied by Adviser which are not otherwise in the public domain or previously known to Client in connection with the performance of Adviser's obligations hereunder, are to be regarded as confidential and for use only by the Client, the Custodian, or such persons the Client may designate in connection with the Account. Nothing in this Agreement shall be construed to prevent the Adviser from giving other entities investment advice about, or trading on their behalf, in the securities of the Client. However, the Adviser will maintain the strictest confidence with respect to any financial or other information relating to the Client and not publicly disclosed which it obtain in its capacity hereunder.

IN WITNESS WHEREOF, THE PARTIES HERETO EXECUTE THIS AGREEMENT ON February 26
         , 1999 and make it effective on the date set forth.

CLIENT                                  ADVISER

Vantagepoint                            Fidelity Management Trust Company
Investment Advisers, LLC

by:                                     by:

/s/ GIRARD MILLER                       /s/ JOHN P. O'REILLY, JR.
-------------------------               -------------------------
(signature)                             (signature)

                                        Executive Vice President
-------------------------               -------------------------
Girard Miller, President                (name, title)

Date:                                   Date:


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


                      ADDENDUM DATED _______________ TO THE
               INVESTMENT ADVISORY AGREEMENT DATED March 1, 1999

This addendum modifies and forms a part of the Investment Advisory Agreement (the "Agreement") dated March 1, 1999 1999, between Vantagepoint Investment Advisers, LLC, a Delaware corporation ("Client"), and Fidelity Management Trust Company ("Adviser"), relating to the Vantagepoint Funds ("VF").

All terms used in this Addendum have the same meaning given to them in the Agreement unless specifically noted otherwise.

1. The assets of the Account to be managed by the Adviser under the Agreement and this Addendum are assets of the Small Company Growth Account of the Vantagepoint Growth Fund (the "Fund"), a portfolio of VF. For purposes of
Section 8 (Fees) and Schedule C, all payments due to Adviser shall be solely made from the assets of the Fund.

2. All references in the Agreement and this Addendum to the Investment Policies to be followed by Adviser in managing the assets of the Fund are hereby deemed to include the Investment Policies set forth in the Agreement and any Schedules to the Agreement, as well as the Fund's current prospectus and statement of additional information as on file with the Securities and Exchange Commission.

3. The activities of the Client and the Adviser in managing the assets of the Fund pursuant to the Agreement and this Addendum shall in all instances be conducted subject to the supervision and direction of the Board of Directors of VF.

4. For purposes of Sections 8 (Fees), 12 (Liability), 13 (Term), 14 (Termination), 15 (Representation), 16 (Notices), 18 (Waiver or Modification), 19 (Assignment and Ownership Change), and 22 (Year 2000 Warranty) of the Agreement, as well as for purposes of Schedule C of the Agreement, VF is hereby made a party to the Agreement and shall be entitled to all notices, protections and rights set forth in those Sections and in Schedule C to which Client is entitled.

5. For purposes of the Agreement and this Addendum, Client and Adviser hereby agree to maintain all books and records relating to the Account assets managed by Adviser for VF that are required to be maintained in accordance with good practice, applicable federal and state securities laws, including the Investment Company Act of 1940 and or the Investment Advisers Act of 1940, and such reasonable instructions as shall be provided to Adviser by Client from time to time.

6. Adviser shall furnish Client and the Board of Directors of VF such reports and information as either of them may reasonably request, including such information as shall be reasonably necessary to evaluate the terms of any advisory agreement between Client and Adviser with respect to assets of VF.

7. For purposes of the Agreement and this Addendum, the value of the assets of the Fund managed by Adviser shall be calculated in accordance with the procedures for determining net asset value per share ("NAV") set forth in the Fund's prospectus and statement of additional information, with the understanding that the Adviser is not responsible for calculating the NAV.

8. Section 6 is hereby amended as follows:

     a. 6(a) is amended beginning on line 8 and ending on line 9 by deleting the parentheses and all language with in the parentheses;

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

     b.   6(b) is deleted in its entirety;

     c. 6(c) is redesignated 6(b) Reconciliations, the first sentence is deleted;

     d.   6(d) is changed to 6(c); and

     e.   6(e) is deleted and 6(f) is changed to 6(d).

9. Section 8, Investment Fees, is amended by deleting 8(b) and 8(c) in their entirety and by redesignating 8(d) as 8(b).

10. Section 15, Representations, is amended by the insertion of 15(c) below:

         "(c) Adviser hereby acknowledges that VF is registered as an open end investment company under the Investment Company Act of 1940 and is subject to taxation as a regulated investment company under the Internal Revenue Code; Adviser hereby represents that it is familiar with the requirements of such laws and the rules and regulations thereunder as they apply to the Account assets managed by Adviser for VF and has systems and procedures in place reasonably designed to permit Adviser to comply with its obligations."

11. Adviser shall have no responsibility for the failure by the Custodian to make timely settlement of transactions in securities that have been loaned from the Account by the Custodian pursuant to a securities lending program authorized and approved by the Client. Client further acknowledges that the Adviser shall have no responsibility to vote proxies for securities loaned from the Account by the Custodian.

                             THE VANTAGEPOINT FUNDS

                                   GROWTH FUND

                        STATEMENT OF INVESTMENT POLICIES

These Investment Policies and Guidelines have been adopted by the Vantagepoint Funds (the "Funds") to govern the management and administration of the Growth Fund by Vantagepoint Investment Advisers, LLC ("VIA"). They may be reviewed and revised at the discretion of the Directors of the Vantagepoint Funds (the "Directors"). VIA is responsible for the monitoring and appointment of subadvisers to handle the day-to-day investment of assets assigned to them.

I.       GENERAL DESCRIPTION AND GOALS

         The Growth Fund seeks long-term growth of capital by investing primarily in common stocks with above average growth potential. Dividend income is incidental to the overall growth objective.

II.      STRUCTURE

         The assets of the Growth Fund shall be managed by two or more subadvisers. The subadvisers may be retained to manage separate accounts under discretionary investment advisory contracts. Each subadviser will be selected for its individual investment management expertise and each will operate independently of the others. Each subadviser must either be registered with the Securities and Exchange Commission (SEC) under the Investment Advisers Act of 1940 or a Bank, Insurance Company or Trust Company exempt as such from registration.

         Each subadviser shall exercise complete management discretion over assets of the Fund allocated to its account in a manner consistent with these Investment Policies and Guidelines and with such further investment limitations and conditions as may be recommended by VIA and approved by the Directors. Subadvisers will be obligated to manage Fund assets as if they were subject to the fiduciary duty of care that applies under the Employee Retirement Income Security Act of 1974 (ERISA) governing pension and profit sharing assets.

III.     INVESTMENT STRATEGY

         VIA shall select subadvisers that represent a variety of portfolio management approaches and investment disciplines. These investment approaches will be combined in a complementary manner to effectively achieve the investment objective of the Fund. The Fund as a whole will be more diversified than each individual subadviser's portfolio.

         Investment strategies employed by the subadvisers included in the Growth Fund may may focus on past patterns as well as future prospects for growth in corporate earnings per share. For example, earnings growth may result from changes in a company's management, an industry trend, a cyclical recovery, unit growth, new products, and product expansion. Investments may include:

              - equity securities of large established growth companies, medium size firms, and smaller emerging growth companies,

              - securities issued by companies that are "distressed" or "out of favor",

              -     securities issued by foreign companies, and

              -     futures contracts.

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

         Certain of the above strategies are not permitted or their use is limited under the Investment Guidelines for the individual subadvisers.

IV.      PERFORMANCE BENCHMARKS

         Performance benchmarks will be established for the Fund. These benchmarks will be recommended by VIA and adopted by the Directors and will be reviewed and revised as appropriate from time to time. The current performance benchmarks for the Fund are appended to this document as Exhibit I.

V.       DIRECTOR REVIEW

         VIA will report periodically to the Directors on performance of the Fund against benchmarks and on subadviser results and will evaluate for the Directors the overall performance of the Fund relative to its objectives. The Directors will consider such reports and other relevant factors in appraising the investment objectives and performance of the Fund.

INVESTMENT GUIDELINES

I.       ELIGIBLE INVESTMENTS

         A. EQUITY SECURITIES: U.S. and non-U.S. common stock (including shares of closed-end funds), preferred stock, common stock equivalents (units of beneficial interest), American Depository Receipts, convertible preferred stocks, warrants, and other rights.

         B. CASH/CASH EQUIVALENTS: Fixed income obligations with maturity less than one year, or short term accounts managed by a custodian institution.

         C. FIXED INCOME: Fixed income and convertible fixed income securities with maturities greater than one year.

         D.       FINANCIAL FUTURES:  Equity index futures.

         E. ELIGIBLE PRACTICES: There are no restrictions on subadvisers as to the following:

                      -    Portfolio turnover.

                      -    Realized gains and losses.

         F.       ELIGIBLE INVESTMENT LIMITS


                                  MINIMUM         NORMAL RANGE          MAXIMUM
                                  -------         ------------          --------
U.S. equity securities            65%             80-100%               100%
Non-U.S. equity securities        0%              0-10%                 20%
Cash and cash equivalents         0%              0-10%                 35%
Fixed income securities           0%              0-5%                  10%

II.      PROHIBITED PRACTICES AND SECURITIES

         A.       Short sales

         B.       Options

         C.       Commodities (excluding financial futures).

         D.       Securities for which there is no established trading market.

         E. Securities issued by the subadvisers of the Fund or their affiliates.

General partner interests.

         F. Direct investments in oil, gas, or other mineral exploration or development programs.

         G. Direct investments in real estate or interests in real estate; this does not preclude investment in purchases of securities of real estate investment trusts and other companies holding real estate or interests in real estate.

         H. Commingled funds; this does not preclude investment in mutual funds up to 10% of the Fund's market value at the time of purchase.

         I. Acquisition of securities that would cause exposure to non-equity holdings to exceed 35% of the Fund's market value at the time of purchase.

         J. Acquisition of securities that would cause exposure to a single industry to exceed 25% of the Fund's market value at the time of purchase.

         K. In the absence of prior consent of VIA, acquisition of securities of an issuer that would cause more than 5% of the Fund to be invested in such securities.

         L. In the absence of prior consent of VIA, acquisition of more than 5% of the outstanding shares of any class of equity securities.

III.     SECURITIES AND PRACTICES NOT OTHERWISE MENTIONED

         Any securities or practices not enumerated in Section I or Section II of these Investment Guidelines may be acquired or employed, as the case may be, but only if explicitly approved in advance by VIA.

IV.      SECURITIES LENDING

         Nothing herein shall prevent loans of securities in the Fund pursuant to an established securities lending program conducted by the Fund's custodian.

                                    EXHIBIT I
                                     TO THE
               STATEMENT OF INVESTMENT POLICIES AND GUIDELINES OF
                                 THE GROWTH FUND

                                 OCTOBER 1, 1999

The following standards will be used to measure the performance of the Growth
Fund:

A.       BENCHMARKS

         1. The performance benchmark for the Fund is the WILSHIRE 5000 INDEX. This benchmark will be used to measure the Fund's performance net of subadviser fees.

         2. A peer group benchmark for the Fund will consist of mutual funds with characteristics similar to the Fund. The peer group will be used to measure the Fund's performance relative to other funds with a similar investment approach. The peer group benchmark will measure Fund performance net of all fees and expenses except for the plan administration fee.

         3. The Lipper Growth Index, selected by Lipper Analytical Services, will serve as the performance benchmark for participant returns, net of all fees and expenses. In assessing performance against this benchmark, it will be taken into consideration that Lipper Analytical Services may change the composition of the Index.

B.       TIME HORIZON

         The time horizon for performance measurement will be one, three, and five years.

         One Year:
         Performance relative to any benchmark established for the Fund will vary over one year periods; such variance over short time periods is expected and acceptable. However, if such variance is determined to be caused by systemic issues, action may be appropriate.

         Three and Five Years:
         Performance of the Fund should track market and universe benchmarks more closely as the evaluation period lengthens. The ideal performance objective for the Fund is to exceed the returns of all relevant benchmarks; however, shortfalls over various time periods should be expected in some cases. Underperformance against a single benchmark over an extended period may be acceptable, particularly if other benchmarks have been exceeded.

C.       INVESTMENT CHARACTERISTICS

         The Growth Fund may have investment characteristics which differ from the general market, as measured by the Standard & Poor's 500 Index. For the total Fund, these would include, but are not limited to:


CHARACTERISTIC                          RELATIVE TO WILSHIRE 5000 INDEX


Beta                                    Higher
Capitalization                          Lower
Dividend Yield                          Lower
Hist. 5 year EPS Growth                 Higher
Price to Earnings Ratio                 Higher
Standard Deviation                      Higher

                                   SCHEDULE B
                      VANTAGEPOINT INVESTMENT ADVISERS, LLC
                                   GROWTH FUND
                              INVESTMENT GUIDELINES
                                       FOR
                        FIDELITY MANAGEMENT TRUST COMPANY

                      FIDELITY AGGRESSIVE EQUITY PORTFOLIO
                                  MARCH 1, 1999

Fidelity Aggressive Equity Portfolio focuses primarily on small-to-medium capitalization stocks to create a broadly diversified growth portfolio. Emerging industry, social, and demographic trends are analyzed and used to select established, well-managed companies whose earnings will benefit directly from such trends. The portfolio may invest in small and less seasoned companies. The portfolio tends to remain fully invested at all times.

         I.       ELIGIBLE INVESTMENTS

                  A. EQUITY SECURITIES: Common stock, preferred stock, common stock equivalents (units of beneficial interest), American Depository Receipts, convertible preferred stocks, warrants, and other rights.

                  B. CASH/CASH EQUIVALENTS: Fixed income obligations with maturities less than one year, or short-term accounts or securities managed by the custodian institution.

                  C. FIXED INCOME: Fixed income and convertible fixed income securities with maturities greater than one year.

                  D.       ELIGIBLE INVESTMENT LIMITS:

                                                     Minimum  Normal Range              Maximum

                  Equity securities              80%             90%-100%                  100%
                  Cash and cash equivalents       0%              0%-10%                    15%
                  Fixed income securities         0%              0%-5%                     10%


II.      PROHIBITED PRACTICES AND SECURITIES

            A. Short sales.

            B. Options.

            C. Commodities (including financial futures).

            D. Securities for which there is no established trading market.

            E. Foreign securities unless listed and traded in the U.S.

            F. Margin purchases and other forms of borrowing; granting of pledges or other security interests in assets of the portfolio; use of futures to obtain market leverage.

            G. Securities offered by the manager or its affiliates.

            H. General partner interests.

            I. Direct investments in oil, gas, or other mineral exploration or development programs.

            J. Direct investments in real estate or interests in real estate;
               this does not preclude investment in purchases of securities of real estate investment trusts and other companies holding real estate or interests in real estate.

            K. Acquisition of securities of an issuer that would cause more than
               5% of the portfolio at the time of purchase to be invested in such securities.

            L. Acquisition of more than 5% of the outstanding stock of any issuer.

            M. Acquisition of securities that would cause exposure to a single industry to exceed 25% of the portfolio at the time of purchase.

            N. Commingled and registered mutual funds.

         Exceptions to the above listed eligible investments and prohibited securities or practices may be permitted with prior consent from VIA.

III.     SECURITIES AND PRACTICES NOT OTHERWISE MENTIONED

         Any securities or practices not enumerated in Section I or Section II of these Investment Guidelines may be acquired or employed, as the case may be, but only if explicitly approved in advance by VIA.

IV.      PERFORMANCE BENCHMARK AND MONITORING CRITERIA
         The standards outlined in this section are subject to review by VIA as and when appropriate.

         A.       PERFORMANCE BENCHMARKS
                  The market benchmark for measuring investment performance for the manager is the Standard & Poor's/BARRA MidCap Growth Index. The manager is expected to outperform the benchmark net of management fees over rolling three and five-year periods.

         B.       PEER GROUPS
                  The Retirement Corporation will develop an appropriate peer group against which to compare investment performance. The peer group will consist of other managers with a similar investment approach. The managers within the peer group will be reviewed periodically for consistency of style and may be changed as and when deemed appropriate by the Retirement Corporation. Such changes will be communicated to the manager.

                     1. The peer group will consist primarily of mutual funds,
                        however separate account managers may be included.

                     2. The Retirement Corporation will track relative
                        net-of-fee performance quarterly and evaluate performance on a trailing one, three and five-year basis.

                     3. The Retirement Corporation will compare the manager's
                        net performance with the one-year mean return of the peer group.

                     4. The current peer group consists of the following four
                        managers:

                        (The peer group is under construction.)

                                   SCHEDULE C
                      VANTAGEPOINT INVESTMENT ADVISERS, LLC

                                  FEE SCHEDULE
                                       FOR
                        FIDELITY MANAGEMENT TRUST COMPANY

The Advisor's quarterly fee shall be calculated based on the average daily net assets of the assets under management as provided by the Custodian, based on the following annual rate.

                               $25 million                    0.80 percent
                               Over $25 million               0.60 percent

EXAMPLE OF FEE CALCULATION (HYPOTHETICAL AMOUNTS)

         January 1, 1999            $627,757,268              End-of-Day Net Assets
         January 2, 1999            $625,678,462              End-of-Day Net Assets
         January 3, 1999            $625,796,123              End-of-Day Net Assets

         March 29, 1999                     $629,512,214               End-of-Day Net Assets
         March 30, 1999                     $629,720,978               End-of-Day Net Assets
         March 31, 1999                     $629,901,556               End-of-Day Net Assets

         Quarterly Daily Average    $628,601,555

         $25 million                        0.80 percent               $200,000
         Over $25 million           0.60 percent              $3,621,609
                                                                       - - - - - - -
         Annual Fee                                                    $3,821,609

         One-Fourth Annual Fee                                         $955,402